Exhibit 107
Calculation of Filing Fee Tables
S-8
DAY ONE BIOPHARMACEUTICALS, INC.
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

1	Equity	Common Stock, par value $0.0001 per share	Other	5,131,836	$12.76	$65,482,227.36	0.00015310	$10,025.33

2	Equity	Common Stock, par value $0.0001 per share	Other	1,026,367	$10.85	$11,136,081.95	0.00015310	$1,704.93

	Total Offering Amounts					$76,618,309.31

	Total Fee Offsets							—

	Net Fee Due							$11,730.26
Offering Note
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2021 Equity Incentive Plan (the “2021 EIP”) and 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the outstanding shares of common stock of Day One Biopharmaceuticals, Inc. (the “Registrant”).

1.

(1)
Represents additional shares to be registered and available for grant under the 2021 EIP resulting from the annual 5% automatic increase in the number of authorized shares available for issuance under the 2021 EIP.

(2)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $12.76 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on the Nasdaq Global Market on January 3, 2025.

2.

(1)
Represents additional shares to be registered and available for grant under the 2021 ESPP resulting from the annual 1% automatic increase in the number of shares available for issuance under the 2021 ESPP.

(2)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $10.85 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on the Nasdaq Global Market on January 3, 2025 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.